                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    MUELLER INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                      [LOGO]

                            MUELLER INDUSTRIES, INC.
                        8285 TOURNAMENT DRIVE, SUITE 150
                            MEMPHIS, TENNESSEE 38125
                           TELEPHONE: (901) 753-3200
                            ------------------------

                          NOTICE OF ANNUAL MEETING OF
                            STOCKHOLDERS TO BE HELD
                                  MAY 6, 1999
                            ------------------------

To the Stockholders of
Mueller Industries, Inc.

    The Annual Meeting of Stockholders of Mueller Industries, Inc. (the "Company"), will be held at the Company's headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee, 38125 on Thursday, May 6, 1999, at 10:00 A.M. local time, for the following purposes:

    1. To elect five directors, each to serve until the next annual meeting of stockholders (tentatively scheduled for May 4, 2000) or until his successor is elected and qualified;

    2. To consider and act upon a proposal to approve the appointment of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 25, 1999; and

    3. To consider and transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) thereof.

    Only stockholders of record at the close of business on March 10, 1999, will be entitled to notice of and vote at the Annual Meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be prepared and maintained at the Company's corporate headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125. This list will be available for inspection by stockholders of record during normal business hours for a period of at least 10 days prior to the Annual Meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          William H. Hensley
                                          CORPORATE SECRETARY

March 17, 1999

                                PROXY STATEMENT
                            MUELLER INDUSTRIES, INC.
                        8285 TOURNAMENT DRIVE, SUITE 150
                            MEMPHIS, TENNESSEE 38125
                           TELEPHONE: (901) 753-3200

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 6, 1999

                            ------------------------

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of Mueller Industries, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") to be held at the Company's headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125, on Thursday, May 6, 1999, at 10:00 A.M. local time, or at any adjournment(s) thereof.

    This Proxy Statement, together with the Company's Annual Report for the fiscal year ended December 26, 1998, is first being mailed on or about March 17, 1999.

    When a proxy card is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder's directions appearing on the card. If the proxy card is signed and returned without directions, the shares will be voted in favor of the proposals set forth thereon and for the nominees named herein. The discretion granted in the accompanying proxy card includes the authority to vote on all additional matters properly coming before the Annual Meeting as the persons named in the proxy deem appropriate. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice to the secretary of the Annual Meeting, or by casting a ballot at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the shares of common stock, $.01 par value per share ("Common Stock"), outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                               VOTING SECURITIES

    The Company had 35,851,396 shares of Common Stock outstanding at the close of business on March 10, 1999, which are the only securities of the Company entitled to be voted at the Annual Meeting. The record holder of each share of Common Stock is entitled to one vote on each matter that may properly be brought before the Annual Meeting. Only stockholders of record at the close of business on March 10, 1999, will be entitled to notice of, and to vote at, the Annual Meeting. The Company's Certificate of Incorporation and Bylaws do not provide for cumulative voting for the election of Directors.

                             PRINCIPAL STOCKHOLDERS

    As of March 6, 1999, the following parties were known by the Company to be the "beneficial owner" of more than five percent of the Common Stock:

                                             SHARES
         NAME AND ADDRESS OF              BENEFICIALLY       PERCENT OF
           BENEFICIAL OWNER                   OWNED            CLASS
--------------------------------------  -----------------  --------------
Harvey L. Karp                              3,634,000(1)        9.21%(1)
c/o Mueller Industries, Inc.
8285 Tournament Drive, Suite 150
Memphis, Tennessee 38125

------------------------

(1) Includes 3,600,000 shares of Common Stock which are subject to currently exercisable stock options.

                             ELECTION OF DIRECTORS

    The Board of Directors proposes to elect the following five persons at the Annual Meeting to serve (subject to the Company's Bylaws) as directors of the Company until the next Annual Meeting (tentatively scheduled for May 4, 2000), or until the election and qualification of their successors: Robert B. Hodes, Harvey L. Karp, G.E. Manolovici, William D. O'Hagan and Robert J. Pasquarelli. If any such person should be unwilling or unable to serve as a director of the Company, which is not anticipated, the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

    Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular director (whether as result of a direction to withhold or a broker non-vote) will not be counted in such director's favor.

              OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE
                OFFICERS AND INFORMATION ABOUT DIRECTOR NOMINEES

    The following table sets forth, as of March 6, 1999, information about the 4,981,886 shares of Common Stock (calculated based on 35,851,396 shares outstanding) beneficially owned by each of the Company's current directors, nominees for director, executive officers and Named Officers (as defined under "Executive Compensation"). Unless otherwise indicated, all directors and nominees for director, executive officers and Named Officers have sole voting and investment power with respect to the shares of Common Stock reported. The table and the accompanying footnotes set forth their current positions with the Company, principal occupations and employment over the preceding five years, age and directorships held in certain other publicly-owned companies.

                                                     COMMON STOCK
                                                     BENEFICIALLY
                                                      OWNED AS OF     PERCENT
      PRINCIPAL OCCUPATION, EMPLOYMENT, ETC.         MARCH 6, 1999   OF CLASS
---------------------------------------------------  -------------  -----------
Robert B. Hodes....................................        42,000      *
    Director of the Company since February 10,
    1995; Director of W.R. Berkley Corporation,
    Crystal Oil Company, Globalstar
    Telecommunications Limited, Loral Space &
    Communications Ltd., R.V.I. Guaranty, Ltd., LCH
    Investments N.V. and Restructured Capital
    Holdings, Ltd.; age 73 (1)
Harvey L. Karp.....................................     3,634,000          9.21%
    Chairman of the Board of Directors since
    October 8, 1991; Director since August 1991;
    age 71 (2)
G.E. Manolovici....................................        10,000      *
    Director of the Company since November 30,
    1998; age 62 (3)
William D. O'Hagan.................................       776,136          2.14%
    Chief Executive Officer of the Company since
    January 1, 1994; Chief Operating Officer of the
    Company since June 22,1992; President of the
    Company since December 1, 1992; Director of the
    Company since January 1993; age 57 (4)
Robert J. Pasquarelli..............................        21,200      *
    Director of the Company since July 1991; age 53
    (5)
Earl W. Bunkers....................................       107,484      *
    Executive Vice President and Chief Financial
    Officer of the Company since August 28, 1991;
    age 65 (6)
William H. Hensley.................................       200,290      *
    Vice President and General Counsel of the
    Company since December 16, 1991; Secretary of
    the Company since January 30, 1992; age 48 (7)
Kent A. McKee......................................        86,604      *
    Vice President of the Company since February
    11, 1999; age 38 (8)
Lee R. Nyman.......................................       104,172      *
    Senior Vice
    President--Manufacturing/Engineering of the
    Company since February 11, 1999; age 46 (9)
Executive Officers, Named Officers and Directors as
a Group............................................     4,981,886         12.48%**

------------------------

*   Less than 1%

** Includes 4,075,680 shares of Common Stock which are subject to currently exercisable stock options held by officers and directors of the Company.

(1) Mr. Hodes is Counsel to the New York law firm of Willkie Farr & Gallagher. The number of shares of Common Stock beneficially owned by Mr. Hodes includes (i) 4,000 shares of Common Stock owned by trusts of which Mr. Hodes is trustee, (ii) 2,200 shares of Common Stock owned by Mr. Hodes' children, and (iii) 8,000 shares of Common Stock which are subject to currently exercisable stock options. Mr. Hodes disclaims beneficial ownership of the 4,000 shares of Common Stock owned by trusts of which he is trustee.

(2) The number of shares of Common Stock beneficially owned by Mr. Karp includes 3,600,000 shares of Common Stock which are subject to currently exercisable stock options.

(3) Mr. Manolovici is currently self-employed in managing his private investment portfolio. Prior to June 1994, Mr. Manolovici served as a Managing Director of Soros Fund Management, advisor to Quantum Fund.

(4) The number of shares of Common Stock beneficially owned by Mr. O'Hagan includes (i) 368,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 20,000 shares of Common Stock owned by Mr. O'Hagan's spouse, and (iii) 200,000 shares of Common Stock owned by trusts of which Mr. O'Hagan is trustee and in which Mr. O'Hagan or his spouse hold a 99% interest. Mr. O'Hagan disclaims beneficial ownership of the 20,000 shares of Common Stock owned by his spouse.

(5) Mr. Pasquarelli has served (i) as General Manager of Armco Inc.'s Mansfield, Ohio, stainless steel manufacturing operations from July 1, 1997, (ii) as a metals industry consultant from January 16, 1996 to June 30, 1997, and (iii) for more than five years prior to January 17, 1996, as Director, President and Chief Executive Officer of New Jersey Steel Corporation, a New Jersey based steel maker. The number of shares of Common Stock beneficially owned by Mr. Pasquarelli includes 10,000 shares of Common Stock which are subject to currently exercisable stock options.

(6) The number of shares of Common Stock beneficially owned by Mr. Bunkers includes 3,600 shares of Common Stock which are subject to currently exercisable stock options.

(7) The number of shares of Common Stock beneficially owned by Mr. Hensley includes (i) 30,400 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 6,660 shares of Common Stock owned by Mr. Hensley's children.

(8) Mr. McKee has served (i) as Vice President--Business Development/Investor Relations of the Company from December 14, 1995 to February 11, 1999, (ii) as Treasurer of the Company from November 8, 1991 to December 14, 1995, and
    (iii) as Assistant Secretary of the Company from August 28, 1991 to December 14, 1995. The number of shares of Common Stock beneficially owned by Mr. McKee includes 21,200 shares of Common Stock which are subject to currently exercisable stock options.

(9) Mr. Nyman has served as Vice President--Manufacturing/Management Engineering of the Company from July 7, 1993 to February 11, 1999. The number of shares of Common Stock beneficially owned by Mr. Nyman includes 34,480 shares of Common Stock which are subject to currently exercisable stock options.

    During 1998, the Board of Directors held ten meetings and took action three times by unanimous written consent. The Board of Directors established a standing Audit Committee and a Compensation Committee at its organizational meeting on February 13, 1991. On May 13, 1991, the Board of Directors created two committees (the "Plan Committees") to be responsible for administering the Company's 1991 Employee Stock Purchase Plan and the 1991 Incentive Stock Option Plan. On November 16, 1993, the Board of Directors established a standing Nominating Committee. On May 12, 1994, the Board of Directors created two committees to be responsible for administering the Company's 1994 Stock Option

Plan and the Company's 1994 Non-Employee Director Stock Option Plan and on February 12, 1998 created a committee to be responsible for administering the Company's 1998 Stock Option Plan (collectively, the "Option Plan Committees"). During 1998, each of the directors attended 75% or more of the meetings of the Board and the meetings of the committees on which they served.

    The Audit Committee is composed of three directors who are not officers or employees of the Company: Robert Hodes, G.E. Manolovici and Robert Pasquarelli. During 1998, the Audit Committee held one meeting. The Audit Committee (i) makes recommendations to the Board of Directors regarding the appointment of the Company's independent accountants, (ii) reviews and approves any major change in the Company's accounting policy, (iii) reviews the scope and results of the independent audit, (iv) reviews and approves the scope of the non-audit services performed by the Company's independent accountants and considers the possible effect on the independence of the accountants, (v) reviews the effectiveness of the Company's internal audit procedures and personnel, (vi) reviews the Company's policies and procedures for compliance with disclosure requirements concerning conflicts of interest and the prevention of unethical, questionable or illegal payments, and (vii) makes such reports and recommendations to the Board of Directors as it may deem appropriate.

    The Compensation Committee is composed of two directors who are not officers or employees of the Company: G.E. Manolovici and Robert Pasquarelli. These same directors also serve as members of the Plan Committees and Option Plan Committees. The Compensation Committee (i) reviews management compensation standards and practices and (ii) makes such recommendations to the Board of Directors as it deems appropriate. During 1998, the Compensation Committee and the Option Plan Committees held one formal meeting.

    The Nominating Committee is composed of two directors who are not officers or employees of the Company: Robert Hodes and G.E. Manolovici. The Nominating Committee makes recommendations to the Board of Directors regarding director candidates and criteria for Board membership. During 1998, the Nominating Committee held one meeting. The Nominating Committee does not consider individuals nominated by stockholders for election to the Board. However, under the Company's By-laws, nominations for the election of directors may be made by a qualifying stockholder, but only if written notice of such stockholder's intent to make such nomination has been received by the Secretary of the Company at the Company's principal place of business (8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125) not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting (unless the annual meeting date is advanced by more than thirty days or delayed by more than sixty days, in which case different deadlines apply), and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than 90 days prior to the special meeting and not later than the later of (a) 60 days prior to such special meeting or (b) the tenth day following the day on which public announcement is first made of the date of the special meeting, PROVIDED that in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company not later than the tenth day following the day on which such public announcement is first made by the Company. To be a qualifying stockholder, the stockholder must be a stockholder of record at the time the notice was delivered to the Secretary of the Company. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A (or successor provisions) under the Securities Exchange Act of 1934, including such person's written consent to be named in the proxy statement as a nominee and serving as a director if elected; (b) as to any other business that the stockholder desired to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DIRECTOR COMPENSATION

    During 1998, Directors of the Company who were not employed by the Company received an annual fee for serving on the Company's Board of Directors of $25,000, plus a fee of $1,000 per Board and $750 per Audit, Compensation or Nominating Committee meeting attended by such Director, plus reimbursement for such Director's expenses incurred in connection with any such Board or Committee meeting, except no Committee meeting fees were paid for meetings held in conjunction with a Board of Directors meeting. In addition, the Chairman of the Audit, Compensation and Nominating Committees receive an annual fee of $2,500.

    Under the Company's 1994 Non-Employee Director Stock Option Plan, each member of the Company's Board of Directors who is neither an employee nor an officer of the Company is automatically granted each year on the date of the Company's Annual Meeting of Stockholders, without further action by the Board, an option to purchase 2,000 shares of Common Stock at the fair market value on the date the option is granted. As of March 6, 1999, options to purchase 18,000 shares of Common Stock were outstanding under the Company's 1994 Non-Employee Director Stock Option Plan.

BOARD OF DIRECTORS' AFFILIATIONS

    Mr. Hodes is Counsel to the law firm of Willkie Farr & Gallagher, which provided services to the Company during 1998.

                             EXECUTIVE COMPENSATION

    The following table summarizes the annual and long-term compensation for services in all capacities for the Company for the fiscal years 1998, 1997 and 1996, of those persons who were, at December 26, 1998, (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Officers").

                             SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                            ANNUAL COMPENSATION             COMPENSATION
                                                 -----------------------------------------  -------------
                                                                               OTHER         SECURITIES
         NAME AND PRINCIPAL                                                    ANNUAL        UNDERLYING       ALL OTHER
              POSITION                  YEAR     SALARY($)   BONUS($)(1)  COMPENSATION(2)    OPTIONS(#)    COMPENSATION(3)
------------------------------------  ---------  ----------  -----------  ----------------  -------------  ----------------

Harvey L. Karp                             1998  $  630,630   $ 630,630
Chairman of the Board                      1997  $  606,372   $ 576,053
                                           1996  $  606,373   $ 545,736

William D. O'Hagan                         1998  $  429,962   $ 408,464                         200,000       $   11,081
President and Chief                        1997  $  413,616   $ 372,254                         180,000       $    7,201
Executive Officer                          1996  $  413,430   $ 351,415     $    120,092                      $    3,503

Earl W. Bunkers                            1998  $  188,000   $ 136,900                                       $    6,679
Executive Vice President                   1997  $  180,600   $ 135,450                           6,000       $    5,669
and Chief Financial Officer                1996  $  180,435   $ 135,326     $     55,792          6,000       $    3,221

William H. Hensley                         1998  $  177,000   $ 129,475                           7,500       $    5,807
Vice President, General                    1997  $  170,100   $ 127,575                           8,000       $    5,107
Counsel and Secretary                      1996  $  169,944   $ 127,458                           8,000       $    3,119

Lee R. Nyman                               1998  $  172,000   $ 131,100                          23,000       $    6,857
Vice President--Manufacturing/             1997  $  165,375   $ 134,031                           8,000       $    5,458
Management Engineering                     1996  $  161,135   $ 120,851                          12,000       $    3,162

------------------------

(1) Includes all amounts earned for the respective years, even if deferred under the Company's Executive Deferred Compensation Plan.

(2) Perquisites and other personal benefits received by each Named Officer in 1998 aggregated below the required disclosure threshold.

(3) Consists of the following amounts for 1998: (a) $5,000 contributed on behalf of Messrs. O'Hagan, Bunkers, Hensley and Nyman, respectively, as matching contributions under the Company's Executive Deferred Compensation Plan; and
    (b) $6,081, $1,679, $807 and $1,857 for Messrs. O'Hagan, Bunkers, Hensley and Nyman, respectively, representing the portion of interest credits on deferred compensation accounts under the Company's Executive Deferred Compensation Plan that are deemed by rules of the Securities and Exchange Commission to be at above-market rates.

                                 OPTION GRANTS

    Shown below is further information on options granted during the fiscal year ended December 26, 1998, to the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                          VALUE AT
                                       INDIVIDUAL GRANTS                                          ASSUMED ANNUAL RATES OF
------------------------------------------------------------------------------------------------
                            NUMBER OF     % OF TOTAL                                              STOCK PRICE APPRECIATION
                           SECURITIES      OPTIONS
                           UNDERLYING     GRANTED TO    EXERCISE OR   MARKET PRICE                    FOR OPTION TERM
                             OPTIONS     EMPLOYEES IN   BASE PRICE     ON DATE OF    EXPIRATION   ------------------------
NAME                       GRANTED (#)   FISCAL YEAR      ($/SH)      GRANT ($/SH)      DATE        5% ($)       10% ($)
-------------------------  -----------   ------------   -----------   ------------   -----------  -----------  -----------
Harvey L. Karp...........     --             --            --              --            --           --           --
William D. O'Hagan.......    200,000        49.6   %    $15.9375(1)   $15.9375         10/09/08     2,004,619    5,079,919
Earl W. Bunkers..........     --              --            --             --            --           --           --
William H. Hensley.......      7,500         1.9   %    21.90   (2)     21.90          10/29/08       103,297      261,765
Lee R. Nyman.............      8,000         2.0   %    37.04   (3)     37.04           7/01/08       186,356      472,245
Lee R. Nyman.............     15,000         3.7   %    21.90   (2)     21.90          10/29/08       206,594      523,530

------------------------

(1) These options vest ratably over a five year term, with the first 20% vesting on October 9, 1999, except that if there is a "Change in Control", on the later of (i) the day Mr. O'Hagan notifies the Company he is terminating as a result of said change, and (ii) ten days prior to the date Mr. O'Hagan's employment is terminated, all remaining unvested options become immediately exercisable. The options are exercisable only for shares of Common Stock held in treasury by the Company. The Company has agreed to maintain a sufficient number of treasury shares to allow for the exercise of the vested and exercisable portion of these options. "Change in Control" is defined to mean (i) a change in control which would be required to be reported to the Securities and Exchange Commission or any securities exchange on which the Common Stock is listed, (ii) any non-exempted person or party becoming the beneficial owner of securities representing 20% or more of the voting power of the Company, or (iii) when the individuals who, on August 10, 1995, constituted the Board of Directors of the Company cease to constitute at least a majority of the Board, provided that new directors are deemed to have been directors on that date if elected by or on recommendation of at least sixty percent of the directors who were directors on August 10, 1995.

(2) These options were granted under the Company's 1998 Stock Option Plan at 100% of the fair market value of the Common Stock at time of grant, which, in accordance with the terms of the 1998 Stock Option Plan, is the mean between the highest and lowest sale price of the Common Stock on the last preceding trading date. For purposes of determining the potential realizable value of these options, the mean between the highest and lowest sale price of the Common Stock on the trading date immediately preceding the date of grant was used as the date of grant market price. These options vest ratably over a five-year term, with the first 20% vesting on October 29, 1999.

(3) These options were granted under the Company's 1998 Stock Option Plan at 100% of the fair market value of the Common Stock at time of grant, which, in accordance with the terms of the 1998 Stock

    Option Plan, is the mean between the highest and lowest sale price of the Common Stock on the last preceding trading date. For purposes of determining the potential realizable value of these options, the mean between the highest and lowest sale price of the Common Stock on the trading date immediately preceding the date of grant was used as the date of grant market price. These options vest ratably over a five year term, with the first 20% vesting on July 1, 1999.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUES AT DECEMBER 26, 1998

                                                                           NUMBER OF
                                                                           SECURITIES
                                                                           UNDERLYING
                                                                          UNEXERCISED
                                                                            OPTIONS         VALUE OF UNEXERCISED
                                                                          AT DEC. 26,       IN-THE-MONEY OPTIONS
                                                                            1998(#)        AT DEC. 26, 1998($)(*)
                                                                       ------------------  ----------------------
                                        SHARES ACQUIRED     VALUE         EXERCISABLE/          EXERCISABLE/
NAME                                    ON EXERCISE(#)   REALIZED($)     UNEXERCISABLE         UNEXERCISABLE
--------------------------------------  ---------------  ------------  ------------------  ----------------------
Harvey L. Karp........................                                       3,600,000/0             64,800,000/0
William D. O'Hagan....................       400,000       10,475,000    328,000/472,000      2,918,935/1,792,500
Earl W. Bunkers.......................         6,400           58,299      14,990/19,810          124,423/106,051
William H. Hensley....................         6,000           46,125      25,900/29,600          244,704/107,043
Lee R. Nyman..........................        62,320        1,577,399      29,680/49,000          268,712/122,443

------------------------

* Represents the difference between the closing price of the Common Stock on the last trading day prior to December 26, 1998 and the exercise price of the options.

    The Company did not award stock appreciation rights to any executive officer during 1998, nor was any award made under any long-term incentive plan. The Company does not have a defined benefit or actuarial plan covering the Chief Executive Officer or any of the Named Officers.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    Effective as of September 17, 1997, the Company amended and restated Harvey
L. Karp's then existing employment agreement (as amended and restated, the "Karp Employment Agreement"). The Karp Employment Agreement has a three-year rolling term which is automatically extended so that the unexpired term on any date is always three years, unless either party gives written notice of its intention not to extend the term. The Karp Employment Agreement provides for Mr. Karp to serve as Chairman of the Board of Directors of the Company. Under the terms of the Karp Employment Agreement, Mr. Karp is to receive (i) an annual base salary of $606,373 (to be adjusted upward annually at a rate commensurate with increases granted to other key executives), and (ii) a discretionary cash incentive bonus consistent with the executive bonus program which the Company establishes for other key executives. In addition, Mr. Karp is to receive reimbursement for reasonable business and travel expenses incurred in the performance of his duties and will participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by the Company in which senior executives participate.

    Under the terms of the Karp Employment Agreement, Mr. Karp's employment may be terminated by the Company without Cause (as defined in the Karp Employment Agreement) or by Mr. Karp for Good Reason (as defined in the Karp Employment Agreement) upon appropriate written notice. In either such event, Mr. Karp will continue to receive his then-current base salary as if his employment had continued for the remainder of the then current three-year term and an annual bonus for the remainder of the then current three-year term equal to the average bonus for the three calendar years immediately preceding the written notice of termination. In addition, all outstanding unvested Company stock options then held by Mr. Karp will immediately vest and become exercisable and Mr. Karp will continue to participate in the Company's health plans and programs at the Company's expense for the remainder of such three-year term.

    Mr. Karp may resign voluntarily without Good Reason upon appropriate written notice to the Company. In such event, Mr. Karp will be entitled to receive any accrued but unpaid base salary and, at the Company's discretion, a bonus for the calendar year in which his resignation without Good Reason occurs. The Company may terminate Mr. Karp's employment for Cause (as defined in the Karp Employment Agreement) upon appropriate written notice. In such event, Mr. Karp will forfeit all existing Company stock options, but such options shall remain exercisable for the 30-day period following Mr. Karp's receipt of the written notice. Mr. Karp may terminate his employment for any reason within six months following a Change in Control (as defined in the Karp Employment Agreement). In such event, the Company will pay to Mr. Karp a lump sum amount equal to (i) three times his then current base salary, and (ii) three times his average annual bonus for the three calendar years immediately preceding the date of termination. In addition, all outstanding unvested options then held by Mr. Karp shall become immediately exercisable. In the event that any Payment (as defined in the Karp Employment Agreement) would be subject to the excise tax imposed by the "Golden Parachute" regulations, Mr. Karp would be entitled to a gross-up payment from the Company to cover such taxes.

    Effective as of September 17, 1997, the Company amended and restated William
D. O'Hagan's then existing employment agreement (as amended and restated, the "O'Hagan Employment Agreement"). The O'Hagan Employment Agreement provides for Mr. O'Hagan to serve as President and Chief Executive Officer of the Company for a term beginning on the effective date of the O'Hagan Employment Agreement and ending on December 31, 2002 (the "Employment Period"). Under the terms of the O'Hagan Employment Agreement, Mr. O'Hagan is to receive (i) an annual base salary of $413,430 (to be adjusted upward annually at a rate commensurate with increases granted to other key executives), and (ii) a discretionary cash incentive bonus consistent with the executive bonus program which the Company establishes for other key executives. In addition, Mr. O'Hagan is to receive reimbursement for reasonable business and travel expenses incurred in the performance of his duties and will participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by the Company in which senior executives participate.

    Under the terms of the O'Hagan Employment Agreement, Mr. O'Hagan's employment may be terminated by the Company without Cause (as defined in the O'Hagan Employment Agreement) or by Mr. O'Hagan for Good Reason (as defined in the O'Hagan Employment Agreement) upon appropriate written notice. In either such event, Mr. O'Hagan will continue to receive his then-current base salary as if his employment had continued for the remainder of the Employment Period and an annual bonus for the remainder of the Employment Period equal to the average bonus for the three calendar years immediately preceding the written notice. In addition, all outstanding unvested Company stock options then held by Mr. O'Hagan will immediately vest and become exercisable and Mr. O'Hagan will continue to participate in the Company's health plans and programs at the Company's expense until he reaches age 65.

    Mr. O'Hagan may resign voluntarily without Good Reason upon appropriate written notice to the Company. In such event, Mr. O'Hagan will be entitled to receive any accrued but unpaid base salary and, at the Company's discretion, a bonus for the calendar year in which his resignation without Good Reason occurs. The Company may terminate Mr. O'Hagan's employment for Cause (as defined in the O'Hagan Employment Agreement) upon appropriate written notice. In such event, Mr. O'Hagan will forfeit the Company stock options granted on November 4, 1993, effective as of the date of his termination, but such options shall remain exercisable for the 30-day period following Mr. O'Hagan's receipt of the written notice. Mr. O'Hagan may terminate his employment for any reason within six months following a Change in Control (as defined in the O'Hagan Employment Agreement). In such event, the Company will pay to Mr. O'Hagan a lump sum amount equal to (i) his then current base salary multiplied by the number of years (including partial years) then remaining in the Employment Period, and (ii) his average annual bonus for the three calendar years immediately preceding the date of termination multiplied by the number of years (including partial years) then remaining in the Employment Period. In addition, all remaining unvested options previously granted to Mr. O'Hagan shall become immediately exercisable.

    If Mr. O'Hagan's employment is terminated by reason of the expiration of the Employment Period, and the Company and Mr. O'Hagan have not entered into a new employment agreement, Mr. O'Hagan shall be entitled to receive his usual discretionary annual bonus for calendar year 2002. In addition, beginning on January 1, 2003, Mr. O'Hagan shall be placed on a temporary leave of absence for six months. During that time period, Mr. O'Hagan shall (i) have the status of an employee of the Company, and (ii) continue to receive base salary payments, but the Company shall have the right to replace Mr. O'Hagan as Chief Executive Officer and President. At the end of such six-month temporary leave of absence, if the Company and Mr. O'Hagan have not entered into a new employment arrangement, Mr. O'Hagan's employment will be automatically terminated. In such event, Mr. O'Hagan will not be entitled to any severance payments. In the event that any Payment (as defined in the O'Hagan Employment Agreement) would be subject to the excise tax imposed by the "Golden Parachute" regulations, Mr. O'Hagan would be entitled to a gross-up payment from the Company to cover such taxes.

    Under the terms of the O'Hagan Employment Agreement, the Company has agreed, at Mr. O'Hagan's option, to loan Mr. O'Hagan up to $5,000,000 on a full recourse basis, which loan would be evidenced by a promissory note in favor of the Company. Any such loan shall be secured by either (a) Common Stock of the Company having, at the time the promissory note is executed, a fair market value of at least 125% of the face amount of the promissory note, or (b) other marketable property acceptable to the Company having, at the time the promissory note is executed, a fair market value of at least 150% of the face amount of the promissory note.

    The Company does not have any other employment agreements with Named Officers. Except as set forth above, the Company has no compensatory plan or arrangement with respect to any Named Officer which would result in severance or change-in-control payments in excess of $100,000.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    Base compensation payable to Mr. Karp, the Company's Chairman, and to Mr. O'Hagan, its Chief Executive Officer, is principally governed by the terms of their employment agreements. These agreements provide for minimum base compensation of $606,373 for Mr. Karp and $413,430 for Mr. O'Hagan effective as of September 17, 1997. Effective as December 22, 1997, the base compensation payable to each of Messrs. Karp and O'Hagan was increased by four percent, which was in line with base compensation increases granted on that date to other key executives.

    The employment agreements for Messrs. Karp and O'Hagan also provide for payment of an annual discretionary cash bonus consistent with the executive bonus program which the Company establishes for other key executives. For 1998, Messrs. Karp and O'Hagan were awarded discretionary bonuses in the amount of 100% and 95%, respectively, of their gross wages (excluding bonuses for 1997 which were paid in 1998, and certain other miscellaneous items). The bonuses paid to Messrs. Karp and O'Hagan were recommended by the Compensation Committee and approved by the Board of Directors, based on the favorable assessment of their contributions to the Company's growth and profitability in 1998.

    The Compensation Committee increased base compensation payable to other executive officers at the end of 1998 by an average of approximately 3.5%, based in part on recommendations from Messrs. Karp and O'Hagan, as well as the Company's positive operating results. Bonuses paid to officers other than Messrs. Karp and O'Hagan for 1998 did not exceed 77% of gross wages (excluding bonuses for 1997 which were paid in 1998, and certain other miscellaneous items). These bonuses were paid pursuant to (i) the Company's 1998 bonus program, which provided for bonuses to be paid based on the Company's attainment of income targets for fiscal 1998, and (ii) discretionary bonuses in the amount of $10,000 or less paid to certain Company officers.

    The Compensation Committee periodically grants stock options to executive officers and other key employees as part of the Company's overall executive compensation program. The Compensation Committee granted options to acquire an aggregate of 38,000 shares of Common Stock to executive officers other than Messrs. Karp and O'Hagan, based in part on recommendations from Messrs. Karp and O'Hagan. When granting options to executive officers, the Compensation Committee considers the total number of shares available under the Company's option plans, the number of options previously granted to such officers, Company and individual performance, and each officer's level of responsibility within the Company. No specific corporate or individual performance factors are used, however. The Compensation Committee believes that stock options are an integral part of the Company's executive compensation program, which motivate executives to practice long-term strategic management, and align their financial interests with those of the Company's stockholders. On October 9, 1998, the Board of Directors approved a special option grant of 200,000 shares of Common Stock to Mr. O'Hagan. The options were granted at fair market value at time of grant, have a ten year term, and vest ratably over five years, except under certain circumstances if there is a "Change in Control." Such options were granted in recognition of Mr. O'Hagan's contributions to the Company's success and to provide additional motivation and alignment of financial interests.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation paid to each of the Chief Executive Officer and the Named Officers to $1 million per year, subject to certain exceptions. The Compensation Committee is comprised of "outside" directors and the Company's 1998 Stock Option Plan has been structured so that compensation attributable to options will qualify as "performance based" compensation, which is excluded from the determination of the annual maximum deductible amount. If, because of competitive factors, individual performance or changes in tax provisions, the Compensation Committee determines that it is appropriate to pay one or more executive officers compensation in excess of the annual maximum deductible amount, the Compensation Committee would expect to authorize such compensation. During 1998, Mr. Karp's annual cash compensation exceeded the maximum deductible amount.

ROBERT J. PASQUARELLI                                            G.E. MANOLOVICI

                          CORPORATE PERFORMANCE GRAPH

    The following table compares total stockholder return since December 25, 1993 to the Dow Jones Equity Market Index ("Equity Market Index") and the Dow Jones Building Material Index ("Building Material Index"). Total return values for the Equity Market Index, the Building Material Index and the Company were calculated based on cumulative total return values assuming reinvestment of dividends. The Common Stock is traded on the New York Stock Exchange under the symbol MLI.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   DOW JONES EQUITY   DOW JONES BUILDING

              Mueller Industries,
                             Inc.       Market Index       Material Index
12/25/93                      100                100                  100
12/31/94                       89                101                   81
12/31/95                      173                139                  111
12/28/96                      214                174                  131
12/27/97                      315                221                  157
12/26/98                      238                292                  183

                                                         12/25/93     12/31/94     12/31/95     12/28/96     12/27/97     12/26/98
                                                        -----------  -----------  -----------  -----------  -----------  -----------
Mueller Industries, Inc. .............................         100           89          173          214          315          238
Dow Jones Equity Market Index.........................         100          101          139          174          221          292
Dow Jones Building Material Index.....................         100           81          111          131          157          183

                           CERTAIN RELATIONSHIPS AND
                          TRANSACTIONS WITH MANAGEMENT

    On June 15, 1998, pursuant to the O'Hagan Employment Agreement, Mr. O'Hagan, the Company's President and Chief Executive Officer, borrowed $4,484,887.50 from the Company. The loan is payable on the earlier of (i) the date the Company pays Mr. O'Hagan any severance pursuant to a specified provision of the O'Hagan Employment Agreement, and (ii) December 31, 2002. Interest accrues at the rate of 6.65%. Interest is payable on March 15 of each year, but, at Mr. O'Hagan's option, can be deferred until the maturity date of the loan to the extent such interest payment exceeds the after-tax portion of

Mr. O'Hagan's bonus for the preceding fiscal year. The loan, which is on a full recourse basis, is secured by Common Stock of the Company.

                            APPOINTMENT OF AUDITORS

    Ernst & Young LLP ("E & Y") has, upon the recommendation of the Company's Audit Committee, been selected and appointed by the Board of Directors to audit and certify the Company's financial statements for the fiscal year ending December 25, 1999, subject to ratification by the Company's stockholders. If the appointment of E & Y is not ratified by the stockholders at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 1999 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders. It is expected that representatives of E & Y will be in attendance at the Annual Meeting and will be available to answer questions and to make a statement if they desire to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF THE COMPANY.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 2000 ANNUAL MEETING

    It is presently anticipated that the 2000 Annual Meeting will be held on or about May 4, 2000. In order for a stockholder proposal to be included in the Company's proxy materials for the 2000 Annual Meeting, it must be received by the Secretary of the Company no later than November 18, 1999. It is urged that any such proposal be sent by certified mail, return receipt requested. If the date of the 2000 Annual Meeting is changed to a date more than 30 days earlier or later than May 4, 2000, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials.

                          OTHER MATTERS TO COME BEFORE
                                  THE MEETING

    If any matter not described herein should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by them as they deem appropriate. At the date of this Proxy Statement, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

    Based solely upon its review of Forms 3 and 4 received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1998 all filing requirements applicable to its officers, directors and ten percent shareholders were complied with, except that (i) Mr. O'Hagan made a late filing with respect to the grant of options, and (ii) Mr. Nyman made a late filing with respect to the exercise of 7,000 shares of Common Stock.

                               OTHER INFORMATION

    Consolidated financial statements for the Company are included in the Annual Report to Stockholders for the year 1998 that accompanies this Proxy Statement. These financial statements are also on file with the Securities and Exchange Commission, 450 Fifth Avenue, N.W., Washington, D.C. 20549 and with the New York Stock Exchange.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED FOR THE YEAR 1998 (EXCLUDING EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, BY WRITING TO WILLIAM H. HENSLEY, SECRETARY, MUELLER INDUSTRIES, INC., AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS (8285 TOURNAMENT DRIVE, SUITE 150, MEMPHIS, TENNESSEE 38125).

                                            By order of the Board of Directors
                                                    William H. Hensley
                                                   Corporate Secretary

March 17, 1999

                            MUELLER INDUSTRIES, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 6, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                               / / I plan to attend the meeting.

1. Election of Directors.   / / FOR all nominees                              / / WITHHOLD AUTHORITY
                              (except as indicated to the contrary)             to vote for all nominees.

                            Nominees: Robert B. Hodes, Harvey L. Karp, G.E. Manolovici, William D. O'Hagan and Robert J.
                                      Pasquarelli.

                            (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                            --------------------------------------------------------------------------------------------------

2. Approve the appointment of Ernst & Young LLP as auditors of the Company.          / / FOR    / / AGAINST    / / ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN ITEM 2.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                                                     (CONTINUED ON REVERSE SIDE)

                            MUELLER INDUSTRIES, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 6, 1999

    The undersigned hereby appoints William H. Hensley and Kent A. McKee, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated, all shares of Common Stock of Mueller Industries, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 6, 1999, and at all adjournments thereof, upon and in respect of the matters set forth on the reverse side hereof, and in their discretion upon any other matter that may properly come before said meeting.

                                              Dated: _____________________, 1999

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                              Please sign exactly as your name
                                              appears to the left. When shares
                                              are held jointly, each shareholder
                                              named should sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, you should so
                                              indicate when signing. If a
                                              corporation, please sign in full
                                              corporate name by duly authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.